THE TAIWAN FUND, INC. REVIEW
September 2008

HSBC Global Asset Management (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: +886-2-2325-7888
Taipei 106, Taiwan	Fax: +886-2-2326-8298

Portfolio Review

Market Review:
The Taiwan Stock Exchange Index (“TAIEX”) was down by -20.47% in U.S. dollar terms in September. Proprietary traders, local institutions and foreign investors net sold NT$2.42 billion, NT$6.07 billion and NT$90.49 billion, respectively. The plastic and retail sectors outperformed relative to the TAIEX and declined 9.6% and 10.7% month-over-month (“MoM”) in NT dollar terms, respectively. On the other hand, the construction and transportation sectors underperformed and declined 39.1% and 31.9% MoM in NT dollar terms, respectively. On the economic front, Taiwan’s Consumer Price Index (“CPI”) in September rose 3.09% year-over-year (“YoY”). The seasonally adjusted unemployment rate rose to 3.93% in August. According to Customs’ records, Taiwan’s exports decreased by 1.60% YoY to US$21.04 billion; export orders in August were up by 5.38% YoY.
Fund Performance Review:
The Taiwan Fund, Inc. (the “Fund”) outperformed its benchmark by 1.25% in September. An overweight position in the operator sector and an underweight position in the banking sector contributed positively to the Fund’s performance, while an overweight position in the PCB substrate sector and an underweight position in the petrochemical sector negatively contributed to the Fund’s performance.
Investment Strategy:
In September, the market dropped severely due to global financial turmoil and recession fears, resulting in the second worst performing month since the 9/11 tragedy. The NTD depreciated against the US dollar although the central bank surprisingly cut the discount rate by 12.5bps. Trading momentum continues to rotate rapidly and the market can expect possible efforts from policy makers to help stimulate the economy. We believe that political pressure is on the rise as the market has fallen 38% since president Ma’s inauguration. Despite this, we intend to invest in cash rich names as a defensive play; however, financials will likely remain volatile with limited earnings in the near term. In terms of sector allocation, the Fund has a slightly overweight position in technology and underweight positions in cyclicals and financials.

Total Fund Sector Allocation

As of 09/30/08	% of	% of
	Total Fund	TAIEX
Computer Service and Software	—	0.2
Electronic Components	2.8	3.8
Electronics Distribution	2.9	0.9
IC Design	9.0	3.9
PC & Peripherals	3.7	7.7
Optoelectronic	9.0	6.9
Other Electronic	6.2	7.5
Semiconductor Manufacturing	10.9	14.0
Telecommunications	11.5	10.7
Construction/Cement/Glass	3.3	2.6
Foods	3.5	1.2
Plastics/Chemicals	1.5	8.2
Textiles	0.9	1.4
Electric Machinery/Appliance	0.9	1.2
Tourism/Paper/Biotech	1.8	0.9
Steel & Iron	2.2	3.6
Automobile/Rubber	3.1	1.5
Transportation	0.7	2.1
Wholesale & Retail	6.3	1.1
Miscellaneous(Footware/Others)	3.1	1.7
Petroleum Services	2.0	4.8
Financial Services	7.2	14.1
Total	92.5	100.0
Cash	7.5

Technology	56.0	55.6
Non-Technology	29.3	30.3
Financial	7.2	14.1
Top 10 Holdings of Total Fund Portfolio

As of 09/30/08
% of Total Portfolio

Chunghwa Telecom Co., Ltd.	7.29

Taiwan Semiconductor Manufacturing Co., Ltd.	7.04

Hon Hai Precision Industry Co., Ltd.	4.71

MediaTek, Inc.	4.62

Au Optronics Corp.	3.28

President Chain Store Corp.	3.03

Synnex Technology International Corp.	2.92

Pou Chen Corp.	2.46

Siliconware Precision Industries Co.	2.35

China Steel Corp.	2.19

Total	39.89

Total Net Assets: US$234.93 Million

NAV: US$12.65    Price: US$11.65    Discount: -7.91%
No. of Shares: 18.57 Million

Returns in US$ (%) (a)

	The Taiwan Fund, Inc.	TSE Index (b)	TAIEX Total Return Index(d)
One Month	-19.48%	-20.47%	-20.23%
Fiscal Year to Date (c)	-19.48%	-20.47%	-20.23%
One Year	-40.38%	-38.42%	-35.27%
Three Years	0.09%	-1.24%	2.95%
Five years	3.54%	1.34%	5.39%
Ten Years	0.61%	-1.17%	N/A
Since Inception	8.36%	8.64%	N/A

(a)	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year, which are not annualized.

(b)	Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.

(c)	The Fund’s fiscal year commences on September 1.

(d)	The TAIEX Total Return Index commenced 1/1/2003.

Premium/Discount of TWN

Market Data
	As of 08/30/08	As of 09/30/08
TAIEX	7046.11	5719.28
% change in NTD terms	0.31	-18.83
% change in USD terms	-2.62	-20.47
NTD Daily avg. trading volume (In Billions)	91.40	71.27
USD Daily avg. trading volume (In Billions)	2.90	2.21
NTD Market Capitalization (In Billions)	18064.70	14657.40
USD Market Capitalization (In Billions)	572.48	455.13
FX Rate: (NT$/US$)	31.5550	32.2050

Disclaimer:
This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.

The daily NAV of the Fund is available from Lipper and CDA Wiesenberger, or you may obtain it by calling toll free (800) 636-9242.
Fund Manager: Shirley Yang